Exhibit 10.1

March 22, 2022

The Holder of Common Stock Purchase Warrants of Statera Biopharma, Inc. issued February 9, 2022

Re:	Amendment of Purchase Agreement and Common Stock Purchase Warrant

Dear Holder:

Statera Biopharma Inc. (the “Company”) desires to amend (i) the Securities Purchase Agreement, dated as of February 6, 2022, by and among the Company and the purchaser signatory thereto pursuant to which the Company issued, among other securities, the Warrants (as defined below) (the “Purchase Agreement”) and (ii) the Common Stock Purchase Warrant issued February 9, 2022, by the Company and the purchaser signatory thereto pursuant to which the Company issued the Warrants (as defined below) (the “Warrant Agreement”).

We understand that you (collectively with your Affiliates) are the holder (the “Holder”) of 2,000,000 Common Stock Purchase Warrants of the Company issued pursuant to the Purchase Agreement with an expiration date of February 9, 2027 and exercise price of $1.00 per share (the Common Stock purchase warrants held by you, the “Warrants”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

The Holder irrevocably agrees to a limited waiver of any provision of Section 4.11(b) and Section 4.11(c) of the Purchase Agreemement limiting the ability of the Company to issue common stock and/or warrants except through the confidentially marketed public offering to be announced on March 22, 2022 (the “Waiver”). As consideration for the limited waiver, upon consummation of such public offering, the Warrant Agreement of the Holder shall be amended as set forth on Exhibit A. For the avoidance of doubt, other than for the limited nature described herein, the Waiver shall not otherwise affect the rights of any party to the Purchase Agreement.

Expressly subject to the paragraph immediately following this paragraph below, Holder may accept this offer by signing this letter agreement (“Agreement”) below.

Additionally, the Company agrees to the representations, warranties and covenants set forth on Annex A attached hereto and the Holder agrees to the representations, warranties and covenants set forth on Annex B attached hereto.

Prior to the opening of the market on March 24, 2022, the Company shall file a Current Report on Form 8-K with the Securities and Exchange Commission disclosing all material terms of the transactions contemplated hereunder, including a form of this Agreement as an exhibit thereto (“8-K Filing”). Effective upon the filing of the 8-K Filing, the Company represents to the Holder that, to the Company’s knowledge, the Holder shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries and each of their respective officers, directors, employees or agents that is not disclosed in the 8-K Filing. Effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents, on the one hand, and the Holder or any of its affiliates, on the other hand, shall terminate. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents not to, provide the Holder with any material, non-public information regarding the Company or any of its Subsidiaries from and after the Effective Date without the express prior written consent of the Holder. To the extent that the Company, any of its Subsidiaries or any of their respective officers, directors, employees and agents delivers any material non-public information to the Holder without the Holder’s consent, the Company hereby covenants and agrees that the Holder shall not have any duty of confidentiality with respect to, or a duty to not trade of the basis of, such material, non-public information.

Except as expressly set forth herein, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. This Agreement shall be governed by the laws of the State of New York without regard to the principles of conflicts of law thereof.

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To accept this offer, Holder must counter execute this Agreement and return the fully-executed Agreement to the Company or its designated agent with respect to this Agreement.

Please do not hesitate to call me if you have any questions.

Sincerely yours,

STATERA BIOPHARMA, INC.

By:
Name:	Michael K. Handley
Title:	Chief Executive Officer

[STAB HOLDER SIGNATURE PAGES]

Accepted and Agreed to:

Name of Holder:

Signature of Authorized Signatory of Holder: _________________________________

Name of Authorized Signatory:

Title of Authorized Signatory:

Number of Shares purchasable upon exercise of Warrants: 2,000,000 (w/4.99 percent beneficial ownership limitation)

Annex A

Representations, Warranties and Covenants of the Company. The Company hereby makes the following representations and warranties to the Holder:

(a)

Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this letter agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)

No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which such Company is a party or by which any property or asset of the Company is bound or affected; or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected.

(c)	Nasdaq Corporate Governance. The transactions contemplated under this Agreement, comply with all applicable rules of the Nasdaq Stock Market.

(d)	Shell Company. The Company has never been an issuer subject to Rule 144(i) under the Securities Act.

(e)

Company Standstill. In addition to any prohibitions on subsequent equity offerings and/or Variable Rate Transactions set forth in the Purchase Agreement (and other than the transactions completated herein), from the date hereof until 4:00 pm (New York time) on June 22, 2022, neither the Company nor any Subsidiary shall (A) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Common Shares or Common Share Equivalents (as defined in the Purchase Agreement) nor (B) file a shelf registration statement or a prospectus, except for, if required, a prospectus supplement in connection with the transaction contemplated by this Agreement.

Annex B

Representations, Warranties and Covenants of the Holder. The Holder hereby makes the following representations and warranties to the Company:

(a)

Ownership; Authorization; Enforcement. The Holder is the record and beneficial owner of all the Warrants described on the signature page hereof, and has no interest in any other Warrants. The Holder has not transferred and will not transfer any of the Warrants to any third party, and no third party has any interest in the Warrants. The Holder has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Holder and the consummation by the Holder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Holder and no further action is required by the Holder, its board of directors or its stockholders in connection therewith. This Agreement has been duly executed by the Holder and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Holder enforceable against the Holder in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)

No Conflicts. The execution, delivery and performance of this Agreement by the Holder and the consummation by the Holder of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Holder’s certificate or articles of incorporation, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Holder in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Holder debt or otherwise) or other material understanding to which such Holder is a party or by which any property or asset of the Holder is bound or affected; or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Holder is subject (including federal and state securities laws and regulations), or by which any property or asset of the Holder is bound or affected.

(c)	Holder Status. Holder is either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), (a)(8), (a)(9), (a)(12) or (a)(13) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

Exhibit A

Amendment

Section 2(b) of the Warrant Agreement shall be deleted in its entirety and replaced with the following new Section 2(b):

“Exercise Price. The exercise price per share of Common Shares under this Warrant shall be the public offering price per Unit in the confidentially marketed public offering of the Company which was priced on March 22, 2022, subject to adjustment hereunder (the “Exercise Price”).”